UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 17, 2015 (July 14, 2015)

OxySure Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-54137	71-0960725
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10880 John W. Elliott Drive, Suite 600, Frisco, TX	75033
(Address of principal executive offices)	(Zip Code)

(972) 294-6450
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 30, 2015, OxySure Systems, Inc. (the “Company”) issued $2.7 million in its convertible preferred stock (“Series C, Series D and Series E Preferred Stock”) and $.3 million in 2 convertible notes (“Convertible Notes”). On July 14, 2015, a lawsuit was filed by Alpha Capital Anstalt (“Plaintiff”) against the Company and Adar Bays LLC, Union Capital LLC, JSJ Investments LLC, Group 10 Holdings LLC, and Macallan Partners LLC (the “Noteholders”) in the United States District Court for the Southern District of New York (the “Court”). Plaintiff is one of the holders of the Company’s Series B convertible preferred stock (“Series B Preferred”). In its complaint, Plaintiff claims that the issuance of the Series C, D and E Preferred Stock and of the Convertible Notes without allowing the Plaintiff the opportunity to invest constitutes, and that conversions of the Series, C, D and E Preferred Stock and of the Convertible Notes into the Company’s common stock could constitute, a breach of contract under the terms of the Series B Preferred Stock and the terms of the stock purchase agreements pursuant to which the Plaintiff acquired its Series B Preferred Stock. The Plaintiff asks for preliminary and permanent injunctive relief and monetary damages. On July16, 2015, the Court, upon hearing oral arguments from the Company and Plaintiff and ruling from the bench, denied the Plaintiff preliminary injunctive relief. The Company believes it has meritorious defenses to the remainder of the claims in this Lawsuit and intends to vigorously contest it.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2015

OXYSURE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Julian T. Ross
Julian T. Ross
Chief Executive Officer, President
Chief Financial Officer, and Secretary

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